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                                                                    Exhibit 99.2

     [Excerpted from Reorganization Agreement dated as of December 23, 1996 between Dr. Basil Joffe, Basil Joffe Associates, Inc. and
                            Aspen Technology, Inc.]

         2.7. REGISTRATION OF EXCHANGED SHARES. Aspen agrees that, at its cost and expense and as soon as reasonably practicable given Aspen's planned registration of other securities and announcement of the transaction contemplated in this Agreement, it shall cause to be filed a registration statement (the "Shelf Registration") on Form S-3 or any other appropriate form under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the Securities and Exchange Commission (the "Commission") and permitting sales in ordinary course brokerage or dealer transactions not involving an underwritten public offering (and shall register or qualify the shares to be sold in such offering under such other securities or "blue sky" laws as would reasonably be required) covering the entire issue of Exchanged Shares and such other shares of Aspen Common as may be included pursuant to registration rights of other holders of Aspen Common. Aspen shall use its best efforts to keep the Shelf Registration continuously effective (and register or qualify the shares to be sold in such offering under such other securities or "blue sky" laws as would be required for a period (the "Shelf Registration Period") of ninety days after the date on which the Shelf Registration is declared effective by the Commission (or such shorter period that will terminate when all Exchanged Shares covered by the Shelf Registration have been sold). Aspen agrees, if necessary, to supplement or make amendments to the Shelf Registration, if required by the registration form used by Aspen for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations thereunder. After expiration of the [initial] Shelf Registration Period and for a period of two years from the Closing Date, Aspen shall, upon the written request of the Stockholder, file one or more Shelf Registrations permitting sales of any remaining Exchanged Shares, provided however that Aspen shall not be required to file more than one such Shelf Registration per year. Notwithstanding the foregoing, if Aspen shall furnish to the Stockholder a certificate signed by the Chief Financial Officer of Aspen stating that in the good faith judgment of the Board of Directors of Aspen it would be significantly disadvantageous to Aspen and its stockholders for the Shelf Registration to be amended or supplemented because Aspen would be required to disclose in the Shelf Registration, either directly or through incorporation by reference, non-public information that it would not otherwise be obligated to disclose at such time Aspen may defer such amending or supplementing of the Shelf Registration for not more than 45 days and in such event the Stockholder shall be required to discontinue disposition of any [securities] covered by the Shelf Registration during such period.

[For purposes of the foregoing Section 2.7, the following terms have the indicated meanings:

"Aspen" means Aspen Technology, Inc.

"Securities Act" means the Securities Act of 1933, as amended.

"Exchanged Shares" means the 77,870 shares of Aspen Common exchanged for the previously outstanding shares of common stock of Basil Joffe Associates, Inc.

"Aspen Common" means Aspen common stock, $.10 par value.

"Stockholder" means Dr. Basil Joffe.]